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                                                              EXHIBIT 10.43

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT, made as of the 24th day of Nov., 1997 by and between Balanced Care Corporation, a Delaware corporation with a principal office at 5021 Louise Drive, Suite 200, Mechanicsburg, Pa., 17055 (the "Company") and Stephen G. Marcus, an individual health care executive residing at 1017 S. Waterford Way, Mechanicsburg, Pa. 17055 (the "Executive").

                                  WITNESSETH;

         WHEREAS, the Company desires to retain the services and employment of Executive as Chief Operating Officer for the benefit of itself and each of its subsidiaries throughout the term of this Agreement, and Executive is willing to be employed by Company in the foregoing capacity for such period, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and intending to be legally bound, the parties hereto agree as follows:

1. Employment. The Company hereby employs Executive and Executive hereby accepts employment by the Company subject to all of the terms and conditions hereafter set forth.

2. Capacity. Executive shall serve as Chief Operating Officer of the Company ("COO") and in such capacity shall report directly to the Chief Executive Officer of the Company.

3. Duties. During the term of this Agreement and any extension thereof, Executive shall and agrees to devote his business attention and best efforts during normal business hours to the performance of the customary duties of the office of COO of the Company, including supervisory responsibility for all operating groups, including assisted living, skilled nursing, marketing, human resources and ancillary services such as medical rehabilitation, home health and outpatient services. Executive agrees to perform such other or additional duties not inconsistent with the customary position of COO, all as may be assigned from time to time by the Board of Directors of the Company (the "Board")and the Chief Executive Officer of the Company.

4. Active Duty Date, Term of Employment and Renewal. The duties of Executive under this Agreement shall commence on January 5, 1998, which date shall hereafter be referred to as the Active Duty Date. Unless earlier terminated as hereafter provided, this Agreement shall expire three (3) years after the Active Duty Date (the "Term"), provided however, that upon expiration of such Term, this Agreement shall be extended for an additional three year term and thereafter shall extend on each three year anniversary date of this Agreement for an additional three year term (each, an "Extension Term") without further action on the part of the parties hereto, unless either party gives written notice of termination to the other party at least one-hundred eighty(180) days prior to the expiration of the then current Term or any Extension Term that it does not desire to renew the Agreement. The date upon which the Term hereof, as extended from time to time pursuant to an Extension Term, shall expire is hereinafter referred to as the "Expiration Date".

5.  Compensation.

    (a) Cash Compensation. During the first year after the Active Duty Date, as compensation for services to the Company, Company shall pay to Executive a base salary in the amount of $170,000 per year (the "Base Salary"), payable in equal installments in accordance with the Company's payroll practices then applicable to Executive officers. On the one year anniversary of Executive's Active Duty Date , the Base Salary shall increase to $200,000 per year. Thereafter during the term of this Agreement or any extension thereof the Base Salary shall be adjusted annually on each anniversary date of the Active Duty Date in an amount equal to 10% per year.

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Additionally, the Board of Directors of the Company may, in its sole discretion from time to time, increase the Base Salary to be paid to Executive under this paragraph, or provide additional compensation to Executive, including but not limited to, the annual bonus provided in Section 5 (b) below, whether permanently or for a limited period of time, based upon the performance of Executive, the financial performance of the Company, compensation paid to comparable officers by other companies in the industry and such other factors as the Board may deem relevant.

                 (b) Annual Bonus. The Executive shall be eligible to receive an annual bonus of up to 50% of his then current Base Salary based upon (i.)Executive's performance as determined pursuant to written annual performance objectives mutually agreed upon by Executive and the CEO and approved by the Board, which approval will not be unreasonably withheld and (2) the Company's achievement of its annual pre-tax earnings (determined in accordance with generally accepted accounting principles and after giving effect, to the extent appropriate, to minority interests) level approved by the Board of Directors in the annual operating budget for a particular year.

             ( c ) Signing Bonus. In further consideration of Executive entering into this Agreement, Company shall pay Executive a signing bonus of $20,000 payable on the first regularly scheduled pay period following Executive's Active Duty Date with the Company as COO.

         (d) Stock Options. The Executive will be eligible to participate in the Company's 1996 Stock Incentive Plan, as such plan may be amended from time to time (the "Plan"). Executive shall be granted an option to purchase 150,000 shares of the Company's common stock at a price equal to the fair market value (based on the lowest price of the day) on the date of grant, which for purposes of this Agreement is the Active Duty Date (the "Grant Date"). Such stock options shall vest over four (4) years at the rate of 25% per year. Additionally, on the first anniversary of the Active Duty Date and on each subsequent one year anniversary thereafter during the term of this Agreement or any extension thereof, Executive shall be granted an option to purchase no less than 30,000 shares of the Company's common stock, subject in each case to availability of such shares under the Plan, the terms and conditions of the Plan and Board approval, which approval will not be unreasonably withheld.

         (e) Vacation. The Executive shall be entitled to a vacation of four (4) weeks annually inaccordance with the policies of the Company applicable to comparable executives of the Company. Any time spent by the Executive at professional meetings and other similar meetings so as to better enable the Executive to perform his professional services on behalf of the Company shall not be considered vacation time.

         (f) Fringe Benefits. The Executive shall enjoy and benefit under all fringe benefit plans, programs or arrangements sponsored by the Company for employees generally or for executive officers in accordance with the respective terms and conditions thereof, as the same may be amended from time to time.

Notwithstanding the foregoing, the Company may, without breaching the terms of this Agreement, amend any employee benefit plan and/or fringe benefit plan in which the Executive participates or any policy applicable to vacations or other terms and conditions of employment generally applicable to executive officers of the Company provided that such amendment is applicable to and proportionately affects all executive employees of the Company in positions comparable to the Executives'.


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6.       Confidentiality.

         Commencing immediately upon the signing of this Agreement and during Executive's employment with the Company and for any subsequent period with respect to which he is entitled to receive Severance Rights under this Agreement, the Executive shall keep secret and confidential all matters of the Company or relating to the Company, its operations and businesses which are not, as of the time immediately preceding disclosure, in the public domain and generally known by the public (the "Confidential Information"). Executive shall not intentionally or through gross negligence disclose Confidential Information to any third party without the express written consent of the Company and may only utilize such information during the normal course of performing his duties for the Company and solely for the Company's benefit.

         Executive acknowledges and agrees that any breach of this Section 6 will cause the Company irreparable injury to which the Company shall have no adequate remedy at law. Therefore, Executive agrees that the Company shall be entitled, in addition to any remedies it may have under this Agreement or at law, to injunctive and other equitable relief to prevent or curtail any breach of the provisions of this Section 6 by Executive.

7.       Termination of Employment.

         This Agreement. The Term hereof, as extended by any Extension Term, and the Executive's employment and right to receive salary and other benefits set forth in Section 5 hereof (other than salary and other benefits accrued through the date of termination) , collectively referred to hereafter as the "Employment Rights",shall terminate on the earlier of the events described below; provided, however, that upon a termination of Employment Rights, the Plan shall remain in effect to the extent provided by its terms and shall remain enforceable in accordance with its terms and further provided that, in the event of certain termination, the Executive shall have the right to receive payments and other benefits, if any, (the "Severance Rights"), as set forth below in this Section 7:

         (a) On the Expiration Date. The Executive's Employment Rights shall terminate on the then Expiration Date of this Agreement ; provided, however the Executive shall be entitled to receive Severance Rights after the Expiration Date of this Agreement in the event that the Expiration Date is as a result of the Company giving notice pursuant to Section 4 hereof that it does not desire to renew the Agreement.

         (b) Death or Disability. The Executive's Employment Rights shall terminate upon his death or Disability (as defined in subsection
             (g) (III) below) and the Executive shall have the right to receive a pro-rata portion of any Annual Bonus payment which may be accrued for the year in which such death or Disability occurred. Nothing contained herein shall be deemed to prevent the receipt by the Executive or his spouse or estate, as the case may be, of any benefit payable to or with respect to such death or Disability under any plan, program or arrangement then sponsored by the Company, if applicable.

         (c) Voluntary Resignation by the Executive. The Executive's Employment Rights shall terminate on the effective date of his voluntary resignation and he shall not be entitled to receive any Severance Rights unless such voluntary resignation is made after and as a consequence of a Change in Control of the Company ( as defined in subsection (g) (II) below.

         (d) Cause. The Company may terminate the Executive's Employment Rights for Cause (as defined in subsection (g) (I) below), in which case the Executive shall not be entitled to receive any Severance Rights.


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         (e) Termination by the Company for Reasons Other Than Cause . If the
             Company terminates Executive without Cause, all outstanding stock options granted to Executive under the Plan shall immediately become vested and shall be exerciseable in accordance with the provisions of the Plan and, additionally,Executive shall be entitled (1) to receive a lump sum cash payment, payable fifteen
             (15) days following his termination of employment, equal to the sum of (i.) the amount determined by multiplying by three (3) the annual Base Salary at the rate then in effect on the date of termination and (ii) the amount of the potential Annual Bonus percentage payable under Section 5(b) hereof for the year in which the termination took place. For example, if at the time of such termination Executive's Base Salary was $170,000, and his Annual Bonus percentage was 50%, i.e. $85,000, the lump sum payment would be $595,000, i.e.$170,000 x3 plus $85,000, and (2) to participate, for a period of one (1) year from the date of Executive's termination, together with his beneficiaries and dependents, in all insurance plans and accident and health plans maintained by the Company prior to such termination and in which Executive was entitled to participate prior to such termination, or, at the Company's sole option and election, to receive the full cash value of such benefits in a lump sum payable at the time of payment of the sum specified above in subparagraph (1). The vesting of stock options referred to in this paragraph, together with the payments and/or benefits set forth in subsection (1) and (2) of this paragraph, are hereafter collectively referred to as the "Severance Rights". The Severance Rights payment will be made in recognition of the Executive's performance prior to termination of employment and the obligations of confidentiality and non-compete as set forth in Sections 6 and 8 as applicable after termination of employment.

             (f) Termination Following a Change of Control. The Executive shall be entitled to receive Severance Rights if, within three (3) years following a Change in Control, there occurs any of the following events:

                  (I) any termination of the Executive except for Cause;

                  (II) any material reduction in the Executive's responsibilities (including reporting responsibilities) or authority, including as such responsibilities or authority may be increased from time to time;

                  (III) the assignment to the Executive of duties inconsistent with the Executive's office on the date of a Change in Control or as same may be increased from time to time after a Change in Control:

                  (IV)    any reassignment of the Executive to a
                          location greater than fifty (50) miles from the principal executive offices of the Company before the Change in Control;

                  (V) any material reduction (including, after a Change in Control, proportional reductions affecting all employees or executive employees) in the Executive's annual Base Salary in effect on the date of a Change in Control or as same may be increased from time to time after a Change in Control;

                  (VI) any failure (including, after a Change in Control, proportional failures affecting all executive employees) to continue the Executive's participation on substantially similar terms in the Plan or any bonus plan in which the Executive participated at the time of the Change in Control or any change or amendment to any substantive provisions of any such plan which would materially decrease the potential benefits to the Executive under any of such plans;

                  (VII)   any failure (including, after a Change in
                          Control, a proportional failure affecting all executive employees) to provide the Executive with benefits at least as favorable as those
                          enjoyed by the Executive under any of the
                          Company's pension, life insurance, medical,
                          health and accident or other
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                          employee plans in which the Executive participated at
                          the time of the Change in Control, unless such reduction relates to a reduction in benefits applicable to all employees generally; AND

                  (VIII) in the event of any of the events described in (II) through (VII) above, the Executive voluntarily terminates his employment under this Agreement as a result of such event(s).

                  (IX) in the event of a dispute over whether the Executive was justified in terminating his employment on account of the events set forth in paragraphs II through VIII, and is therefore entitled to Severance Rights, which dispute is resolved in favor of the Executive, all reasonable legal fees and costs incurred by Executive to enforce his right to receive the Severance Rights shall be reimbursed by Company to Executive, which reimbursement shall be payable within fifteen
                          (15) days of the Company's receipt of an invoice specifying such costs.
                          Additionally, the Severance Rights payment shall be payable within fifteen (15) days after the date the dispute is resolved in favor of the Executive.


         (g) Definitions. As used in this Section 7, the following terms shall have the meanings set forth below:

                  (I) "Cause" shall mean willful misconduct, intentional and material failure to perform duties under this Agreement by Executive or Executive's conviction of a felony. For purposes of this subsection, no act or omission shall be regarded as intentionally or willfully done unless done or omitted to be done not in good faith and with knowledge at the time that the act or omission was not in the best interest of the Company. No termination for cause shall be effective unless and until Executive is given written notice that the act or omission constitutes "Cause" under this Agreement and Executive is given an opportunity to correct or cure the particular act or omission within sixty
                           (60)days after receipt by the Executive of such written notice from the Company.

                  (II) A "Change in Control" shall be deemed to have taken place if; (i.) any person, including a group but not excluding the Company or any current stockholder of the Company who beneficially owns five percent (5%) or more of the Company's outstanding shares, becomes the beneficial owner of shares of the Company having twenty percent (20%) or more of the total number of votes that may be cast for the election of directors; (ii.) there occurs any cash tender or exchange offer for shares of the Company, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, and as a result of or in connection with any such event persons who were directors of the Company before the event shall cease to constitute a majority of the Board of Directors of the Company or any successor to Company. As used herein, the terms "person" and "beneficial owner" have the same meaning as under
                           Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

                  (III) Disability shall mean the absence of the Executive from the Executive's usual and customary duties with the Company for ninety (90) consecutive days as a result of incapacity due to mental or physical illness which a physician mutually selected by the Executive and the Company reasonably determines in writing will prevent the Executive
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                           from substantially performing all of his usual and
                           customary duties under this Agreement for a period of twelve (12) consecutive months from the date of such physician determination.

         (h) Notice of Termination. Any notice of termination of Employment Rights of Executive shall be given by the Company in writing and delivered by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, at the address first above written for Executive or at such other address as Executive shall have furnished to the Company in writing.

         ( i) Preservation of Rights. The Executive's right to receive payments under this Agreement shall not decrease the amount of, or otherwise adversely affect, any benefits payable to the Executive under any plan, agreement or arrangement relating to employee benefits provided by the Company.

8.       Non-Competition and Non-Solicitation.

         (a) Restrictions on Competition. While employed by Company under this Agreement and for a period of one (1) year following termination of Executive's employment hereunder, Executive agrees that he will not directly or indirectly own an interest in, manage or control, or provide consulting services or services as an employee or partner, to a business engaged in managing, leasing, owning or operating assisted living facilities, nursing homes or sub-acute operations (the "Business Activities") within a thirty (30) mile radius of a Company facility existing or under active development at the time of such termination.

         (b) Restriction on Solicitation. While employed by the Company under this Agreement and for a period of one (1) year following termination of Executive's employment hereunder, Executive agrees that he will not: (i.) directly or indirectly solicit or encourage Company's customers to deal with Executive or any other third party other than the Company; or (ii.) Directly or indirectly solicit for Executive's benefit or for the benefit of any third party the employment or services of any then current employee of Company.

         ( c ) Listed Stock Ownership Exception. Nothing in this Section 8 shall prohibit Executive from owning stock in a publicly traded company as a passive investor provided that Executive shall not own more than 5% of the equity of a publicly traded competing enterprise of Company's.

         9.  Successors.

            (a) This Agreement is personal to Executive and shall not be assignable by the Executive otherwise than by his will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

            (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the Company shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

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                 10. Entire Agreement.  This writing represents the entire
                 agreement and understanding between the parties with respect to the subject matter contained herein and may not be altered or amended except in a writing signed by both parties.

                 11. Unenforceability. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

                 12. Waiver. The failure of the parties to insist upon strict compliance with any provision hereof or the failure to assert any right the parties may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right thereof by the parties.

                 13. Counterparts.  This Agreement may be executed by the
                     parties in two or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument.

                 14. Headings. The headings of the sections and subsections of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

                 15. Governing Law.  This Agreement has been negotiated and executed within the Commonwealth of Pennsylvania and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                 ATTEST:                        BALANCED CARE CORPORATION


                 /s/ Robert J. Sutton           By: /s/ Brad E. Hollinger
                 -----------------------            --------------------------
                   Secretary                    Brad E. Hollinger
                                                Title: Chief Executive Officer

                 WITNESS:                       EXECUTIVE:

                 /s/ Theresa M. Haddad          s/ Stephen G. Marcus
                 ------------------------       --------------------------
                                                Stephen  G. Marcus